                                                                  EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


In connection with the Registration Statement on Form S-3 of Seacoast Financial Services Corporation, we consent to the incorporation by reference of our report dated January 26, 1998, except as to Note 17, which is as of March 23, 1998, relating to the consolidated balance sheets of Sandwich Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in Form S-1 of Seacoast Financial Services Corporation.

                                                 /s/ KPMG LLP


Boston, Massachusetts
November 15, 1999